UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               FORM 12b-25
                                                         COMMISSION FILE NUMBER
                       NOTIFICATION OF LATE FILING              0-20968


  (Check One):
    [ ]Form 10-K   [ ]Form 11-K   [ ]Form 20-F   [X]Form 10-Q   [ ]Form N-SAR

                    For Period Ended:   June 30, 1996
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                    [ ] Transition Report on Form 10-K
                    [ ] Transition Report on Form 20-F
                    [ ] Transition Report on Form 11-K
                    [ ] Transition Report on Form 10-Q
                    [ ] Transition Report on Form N-SAR
                    For the Transition Period Ended:
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     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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     PART I - REGISTRANT INFORMATION

                          Advanced Mammography Systems, Inc.
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     Full Name of Registrant

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     Former Name if Applicable

                                   46 Jonspin Road
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     Address of Principal Executive Office (Street and Number)

                                 Wilmington, MA 01887
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     City, State and Zip Code

     PART II - RULES 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if applicable)

          : (a)  The reasons described in reasonable detail in Part III of this
          :      form could not be eliminated without unreasonable effort or
          :      expense;
          : (b)  The subject annual report, semi-annual report, transition
          :      report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion
          :      thereof, will be filed on or before the fifteenth calendar day
     [X]  :      following the prescribed due date; or the subject quarterly
          :      report of transition report on Form 10-Q, or portion thereof
          :      will be filed on or before the fifth calendar day following the
          :      prescribed due date; and
          : (c)  The accountant's statement or other exhibit required by Rule
          :      12b-25(c) has been attached if applicable.

     PART III - NARRATIVE

     State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

          Additional time is required to gather information which is necessary to file complete and accurate financial statements.

     PART IV - OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

                 Stephen R. Jenney            (508)          658-5357
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                 (Name)                      (Area Code)    (Telephone Number)

     (2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section
          30 of the Investment Company Act of 1940 during the preceding
          12 months (or for such shorter) period that the registrant was required to file such report(s) been filed?  If answer is no, identify report(s).
                                                                   [X]Yes  [ ]No
          ______________________________________________________________________

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                   [ ]Yes  [X]No

          If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                            Advanced Mammography Systems, Inc.
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                       (Name of registrant as specified in charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

     Date  August 14, 1996                 By  /s/ Charles Moche
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                                          Charles Moche, Chief Financial Officer

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                      ATTENTION
     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).